HCSB Financial Corporation

Press Release

FOR IMMEDIATE RELEASE

April 11, 2016

Contact:

Jan H. Hollar

Chief Executive Officer

HCSB Financial Corporation/Horry County State Bank

(704) 576-6155

HCSB Financial Corporation Completes $45 Million Capital Raise and

Recapitalization of Horry County State Bank

Loris, South Carolina — HCSB Financial Corporation (the “Company”) announced today that it closed its previously announced private placement of 359,468,443 shares of its common stock at $0.10 per share and 905,315.57 shares of its Series A preferred stock at $10.00 per share to Castle Creek Capital Partners VI, L.P. and certain other institutional and accredited investors for gross proceeds of approximately $45 million.

The Company utilized approximately $3 million of the gross proceeds from the private placement to repurchase all of its outstanding Series T preferred stock, trust preferred securities and subordinated debt notes, and approximately $38 million to recapitalize the Company’s wholly-owned bank subsidiary, Horry County State Bank, to support its operations and increase its capital ratios to levels in excess of required regulatory levels.

Jan H. Hollar was appointed as the chief executive officer and a director of the Company and the Bank effective as of the closing of the private placement. Ms. Hollar commented, “I am personally honored to be leading this Company at this pivotal point in time. I have had the privilege of working with HCSB in a consultant role over the past year and a half. During that time, I have come to deeply respect this Company and what it stands for. I intend to build upon the deep history and solid relationships we have throughout the markets we serve.”

Michael S. Addy, Chairman of the Board of the Company, added: “The private placement and subsequent resolution of the Company’s outstanding preferred stock, trust preferred securities and subordinated debt represent a tremendous accomplishment following many long hours of work by our employees, management, the Board and our outside partners. I believe today is a turning point for our Company as we bring in a seasoned and experienced management team to lead the Bank forward with purpose and vision. Although HCSB, like many financial institutions, has suffered several setbacks as a result of the recent economic turmoil, I believe we have now overcome these obstacles and can move ahead with a well-capitalized balance sheet and a return to responsible lending. I deeply appreciate the support of our employees, my fellow Board members and, most importantly, our customers and community supporters.”

Hovde Group, LLC served as the exclusive placement agent for the private placement and as financial advisor to the Company and the Bank. Nelson Mullins Riley & Scarborough LLP served as the Company’s legal advisor. Sidley Austin LLP served as legal advisor to Castle Creek.

For additional information regarding the terms and conditions of the transactions described in this press release, please refer to the Current Report on Form 8-K, which the Company expects to file with the Securities and Exchange Commission on or about April 12, 2016.

Additional Information

The private placement involves the sale of securities in private transactions that have not been registered under the Securities Act of 1933 and will be subject to the resale restrictions under that Act. The Company has agreed to file a registration statement with the Securities and Exchange Commission to cover resales of the securities described above. The securities being sold in the private placement may not be offered or sold absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements preceded by, followed by, or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management team and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. Additional factors that could cause other Company’s results to differ materially from those described in the forward-looking statements can be found in the Company’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.